Rule 424(b)(3)
                                                                  No. 333-89691


                        CNL HOSPITALITY PROPERTIES, INC.

         This Supplement is part of, and should be read in conjunction with, the Prospectus dated May 23, 2000 and the Prospectus Supplement dated October 23, 2000. Capitalized terms used in this Supplement have the same meaning as in the Prospectus unless otherwise stated herein.

         Information as to proposed properties for which the Company has received initial commitments and as to the number and types of Properties acquired by the Company is presented as of November 21, 2000, and all references to commitments or Property acquisitions should be read in that context. Proposed properties for which the Company receives initial commitments, as well as property acquisitions that occur after November 21, 2000, will be reported in a subsequent Supplement.


                               RECENT DEVELOPMENTS

         On November 3, 2000, the Company acquired a TownePlace Suites(R) by Marriott(R) located in Newark, California. The Newark Property, which opened in September 2000, includes 127 guest suites, an outdoor swimming pool, an exercise room and guest laundry facilities. The Property is located in Alameda County, adjacent to Santa Clara County, which is considered to be the heart of Silicon Valley.

         On November 21, 2000, the Company acquired a Courtyard(R) by Marriott(R) and a Fairfield Inn(R) by Marriott(R) both located in Orlando, Florida, in the community of Little Lake Bryan. The Courtyard Little Lake Bryan Property, which opened in October 2000, includes 312 guest rooms, 3,500 square feet of meeting space, four executive board rooms, a poolside bar and grill, a breakfast cafe, a fitness center, an indoor/outdoor whirlpool and a beach entry indoor/outdoor swimming pool. The Fairfield Inn Little Lake Bryan Property, which also opened in October 2000, includes 388 guest rooms, a poolside bar and grill, a fitness center, a whirlpool and an outdoor swimming pool. The Properties are located close to SeaWorld(R) Orlando. Central Florida is home to eight theme parks and the Orange County Convention Center is one of the largest convention centers in the country.

         As of November 21, 2000, the Company owned interests in 25 Properties and had commitments to acquire an additional five properties directly and an interest in one property through a joint venture. All of the Properties owned by the Company are leased on a long-term, triple-net basis and the hotels are all operated as national hotel chains.

         On November 1, 2000, the Board of Directors declared a distribution of $0.0625 per Share to stockholders of record on November 1, representing an annualized distribution rate of 7.50%.


                                  THE OFFERINGS

         Upon completion of its Initial Offering on June 17, 1999, the Company had received aggregate subscriptions for 15,007,264 Shares totalling $150,072,637 in gross proceeds, including 7,264 Shares ($72,637) issued pursuant to the Reinvestment Plan. Following the completion of the Initial Offering, the Company commenced the 1999 Offering of up to 27,500,000 Shares. On September 14, 2000, the 1999 Offering closed upon receipt of subscriptions totalling $274,998,988. Following completion of the 1999 Offering, the Company commenced this offering of up to 45,000,000 Shares. As of November 21, 2000, the Company had received aggregate subscriptions for 47,174,442 Shares totalling $471,744,422 in gross proceeds, including 136,974 Shares ($1,369,740) issued pursuant to the Reinvestment Plan from its Initial Offering, the 1999 Offering and this offering. As of November 21, 2000, net proceeds to the Company from its offerings of Shares and capital



November 30, 2000                                 Prospectus Dated May 23, 2000
contributions from the Advisor, after deduction of selling commissions, marketing support and due diligence expense reimbursement fees and organizational and offering expenses, totalled approximately $418,400,000. The Company has used net offering proceeds to invest, directly or indirectly, approximately $345,500,000 in 25 hotel Properties, to pay $1,769,000 as a deposit on one additional hotel Property, to redeem 140,450 Shares of Common Stock for $1,292,142 and to pay approximately $24,200,000 in acquisition fees and certain acquisition expenses, leaving approximately $45,600,000 available to invest in Properties and Mortgage Loans.


                                    BUSINESS

Property Acquisitions

         TownePlace Suites by Marriott located in Newark, California. On November 3, 2000, the Company acquired a TownePlace Suites located in Newark, California (the "Newark Property") for $13,600,000 from TownePlace Management Corporation. The Company, as lessor, has entered into a long-term lease agreement relating to this Property. The general terms of the lease agreement are described in the Prospectus under the heading " -- Description of Property Leases." The principal features of the lease are as follows:

o        The initial term of the lease expires in approximately 15 years.

o At the end of the initial lease term, the tenant will have two consecutive renewal options of ten years each.

o        The lease requires minimum rent payments of $1,360,000 per year.

o In addition to minimum rent, for each lease year after the second lease year, the lease requires percentage rent equal to seven percent of room revenues in excess of room revenues for the second lease year.

o A security deposit equal to $418,462 has been retained by the Company as security for the tenant's obligations under the lease.

o The tenant has established an FF&E Reserve. Deposits to the FF&E Reserve are made every four weeks as follows: 4% of gross receipts for the first lease year; 5% of gross receipts for the second lease year; and 6% of gross receipts every lease year thereafter. Funds in the FF&E Reserve and all property purchased with funds from the FF&E Reserve shall be paid, granted and assigned to the Company as additional rent.

o Marriott International, Inc. has guaranteed the tenant's obligation to pay minimum rent under the lease. The guarantee terminates on the earlier of the end of the third lease year or at such time as the net operating income from the hotel exceeds minimum rent due under the lease by 25% for any trailing 12-month period. The maximum amount of the guarantee is $1,360,000.

o The Newark Property is one of the Pooled Properties described in the Prospectus Supplement dated October 23, 2000, under the heading " -- Palm Desert Portfolio."

         The estimated federal income tax basis of the depreciable portion of the Newark Property is approximately $11.4 million.

         The Newark Property, which opened in September 2000, is a TownePlace Suites by Marriott located in Newark, California. The Newark Property includes 127 guest suites, an outdoor swimming pool, an exercise room and guest laundry facilities. The Property is located in Alameda County, adjacent to Santa Clara County, which is considered to be the heart of the Silicon Valley. Other lodging facilities located in proximity to the Newark Property include an Extended Stay America, a Homestead Village, two Residence Inn(R) by Marriott(R) hotels and a Woodfin Suites. The average occupancy rate, the average daily room rate and the revenue per available room for the period the hotel has been operational is as follows:

                                 Newark Property
                ---------------------------------------------------
                  Average           Average            Revenue
                 Occupancy         Daily Room       per Available
   Year             Rate              Rate              Room
------------    -------------    ---------------   ----------------

      *2000        92.10%            $88.27             $81.27

* Data for the Newark Property represents the period September 1, 2000 through November 3, 2000.

         The Company believes that the results achieved by the Property, as shown in the table above, may or may not be indicative of its long-term operating potential, as the Property opened in September 2000.

         Little Lake Bryan Properties. On November 21, 2000, the Company acquired two hotel Properties. The Properties are a Courtyard by Marriott and a Fairfield Inn by Marriott, both located in Orlando, Florida, in the community of Little Lake Bryan (the "Courtyard Little Lake Bryan Property" and the "Fairfield Inn Little Lake Bryan Property") (collectively, the "Little Lake Bryan Properties").

         The Company acquired the Little Lake Bryan Properties for an aggregate purchase price of $66,877,680 from Marriott International, Inc. In connection with the purchase of the two Properties, the Company, as lessor, entered into two separate, long-term lease agreements with the same unaffiliated lessee. The general terms of the lease agreements are described in the section of the Prospectus entitled " -- Description of Property Leases." The principal features of the lease are as follows:

o        The initial term of each lease is approximately 15 years.

o At the end of the initial term of each lease, the tenant will have two consecutive renewal options of ten years each.

o The leases require minimum rent payments of $3,631,950 per year for the Courtyard Little Lake Bryan Property and $3,123,750 per year for the Fairfield Inn Little Lake Bryan Property.

o In addition to minimum rent, for each lease year after the second lease year, each lease requires percentage rent equal to seven percent of room revenues in excess of room revenues for the second lease year.

o A security deposit equal to $1,103,695 for the Courtyard Little Lake Bryan Property and $954,079 for the Fairfield Inn Little Lake Bryan Property has been retained by the Company as security for the tenant's obligations under the leases.

o The tenant of the Courtyard Little Lake Bryan and Fairfield Inn Little Lake Bryan Properties has established an FF&E Reserve. Deposits to the FF&E Reserve for the Courtyard Little Lake Bryan Property are made every four weeks as follows: 3% of gross receipts for the first lease year; 4% of gross receipts for the second lease year; and 5% of gross receipts every lease year thereafter. Deposits to the FF&E Reserve for the Fairfield Inn Little Lake Bryan Property are made every four weeks as follows: 4% of gross receipts for the first lease year and 5% of gross receipts every lease year thereafter. Funds in the FF&E Reserve and all property purchased with funds from the FF&E Reserve shall be paid, granted and assigned to the Company as additional rent.

o Marriott International, Inc. has guaranteed the tenant's obligation to pay minimum rent under each lease. The guarantee terminates on the earlier of the end of the third lease year or at such time as the net operating income from the applicable Property exceeds minimum rent due under the lease by 25% for any trailing 12-month period. The aggregate maximum amount of the guarantee is $6,755,700. Upon acquisition of the SpringHill Suites(R)by Marriott(R)in Orlando, Florida (the "SpringHill Suites Little Lake Bryan Property"), as described in "-- Pending Investments," the maximum amount of the guarantee will increase to $10,433,632 and the guarantee will also cover minimum rent payments for the pending investment listed above. From such time, net operating income from the Little Lake Bryan Properties will be pooled with the SpringHill Suites Little Lake Bryan Property in determining whether the three Properties' aggregate net operating income exceeds the aggregate minimum rent due under the leases by 25%.

o In addition, the leases for the Little Lake Bryan Properties will contain cross-default terms with respect to the leases for the Pooled Properties, meaning that if the tenant to any of the Little Lake Bryan Properties or the Pooled Properties defaults on its obligations under its lease, the Company will have the ability to pursue its remedies under the leases with respect to the Little Lake Bryan Properties and the Pooled Properties, regardless of whether the tenant of any such Property is in default under its lease.

         The federal income tax basis of the depreciable portion of the Courtyard Little Lake Bryan Property and the Fairfield Inn Little Lake Bryan Property is approximately $30.5 million and $26.4 million, respectively.

         The Courtyard Little Lake Bryan Property, which opened in October 2000, has 312 guest rooms, 3,500 square feet of meeting space, four executive board rooms, a poolside bar and grill, a breakfast cafe, a fitness center, an indoor/outdoor whirlpool and a beach entry indoor/outdoor swimming pool. The Fairfield Inn Little Lake Bryan Property, which also opened in October 2000, has 388 guest rooms, a poolside bar and grill, a fitness center, a whirlpool and an outdoor swimming pool. The hotel Properties are located close to SeaWorld(R) Orlando. Central Florida is home to eight theme parks and the Orange County Convention Center is one of the largest convention centers in the country. Other lodging facilities located in proximity to the Courtyard Little Lake Bryan and Fairfield Inn Little Lake Bryan Properties include a DoubleTree Guest Suites, a Holiday Inn, a Homewood Suites and a Sheraton World Resort. The average occupancy rate, the average daily room rate and the revenue per available room for the periods the hotels have been operational are as follows:

                       Courtyard Little Lake Bryan Property                 Fairfield Inn Little Lake Bryan Property
                ---------------------------------------------------    ---------------------------------------------------
                  Average           Average            Revenue           Average           Average            Revenue
                 Occupancy         Daily Room       per Available       Occupancy         Daily Room       per Available
   Year             Rate              Rate              Room               Rate              Rate               Room
------------    -------------    ---------------   ----------------    -------------    ---------------    ---------------

      *2000        69.00%            $91.07             $62.81            59.30%            $70.41               $41.75



*        Data for 2000  represents the period October 16, 2000 through  November
         24, 2000.

         The Company believes that the results achieved by the Properties, as shown in the table above, may or may not be indicative of their long-term operating potential, as the Properties opened in October 2000.

Pending Investments

         As of November 21, 2000, the Company had initial commitments to acquire five additional hotel properties. The five properties are a Courtyard by Marriott (in Overland Park, Kansas) and four SpringHill Suites by Marriott hotels (one in each of Centreville, Virginia; Charlotte, North Carolina; Orlando, Florida and Raleigh/Durham, North Carolina). The acquisition of each of these properties is subject to the fulfillment of certain conditions. There can be no assurance that any or all of the conditions will be satisfied or, if satisfied, that one or more of these properties will be acquired by the Company. If acquired, the leases of these properties are expected to be entered into on substantially the same terms described in the section of the Prospectus entitled " -- Description of Property Leases." In order to acquire all of these properties, the Company must obtain additional funds through the receipt of additional offering proceeds and/or debt financing.

         Leases. Set forth below are summarized terms expected to apply to the leases for each of the five properties. More detailed information relating to a property and its related lease will be provided at such time, if any, as the property is acquired.


                                  Estimated
Property                          Purchase        Lease Term and         Minimum Annual
                                    Price         Renewal Options             Rent                       Percentage Rent

SpringHill Suites by Marriott    $36,779,320   15 years; two ten-    10% of the Company's total     for each lease year after the
Orlando, FL                                    year renewal options  cost to purchase the property  second lease year, 7% of
(the "SpringHill Suites Little                                                                      revenues in excess of revenues
Lake Bryan Property")                                                                               for the second lease year
Hotel under construction

Courtyard by Marriott            $15,790,000   15 years; two ten-    10% of the Company's total     for each lease year after the
Overland Park, KS (1)                          year renewal options  cost to purchase the property  second lease year, 7% of
(the "Courtyard Overland                                                                            revenues in excess of revenues
Park Property")                                                                                     for the second lease year
Hotel under construction

SpringHill Suites by Marriott    $11,414,000   15 years; two ten-    10% of the Company's total     for each lease year after the
Centreville, VA (1)                            year renewal options  cost to purchase the property  second lease year, 7% of
(the "SpringHill Suites                                                                             revenues in excess of revenues
Centreville Property")                                                                              for the second lease year
Hotel under construction

SpringHill Suites by Marriott    $11,773,000   15 years; two ten-    10% of the Company's total     for each lease year after the
Charlotte, NC (1)                              year renewal options  cost to purchase the property  second lease year, 7% of
(the "SpringHill Suites                                                                             revenues in excess of revenues
Charlotte Property")                                                                                for the second lease year
Hotel under construction

SpringHill Suites by Marriott     $8,822,000   15 years; two ten-    10% of the Company's total     for each lease year after the
Raleigh/Durham, NC (1)                         year renewal options  cost to purchase the property  second lease year, 7% of
(the "SpringHill Suites                                                                             revenues in excess of revenues
                                                                                                    for the second lease year

FOOTNOTES:

(1) The leases for the Courtyard Overland Park, the SpringHill Suites Centreville, the SpringHill Suites Charlotte and the SpringHill Suites Raleigh/Durham Properties are expected to be with the same unaffiliated lessee.

         In addition to the above commitments, on August 28, 2000 the Company entered into an agreement in principle to invest in a property in Phoenix, Arizona (the "Desert Ridge Property"). The Desert Ridge Property is expected to be owned by a Joint Venture (the "Desert Ridge Joint Venture") between the Company, Marriott International, Inc. or an affiliate thereof, and a partnership of which an Affiliate of the Advisor will be the general partner. The Company is anticipated to have a 44% equity interest in the Desert Ridge Joint Venture, and an equivalent interest in the Desert Ridge Joint Venture's profits and losses. The overall cost of the Property (including acquisition of land, development and construction) is estimated to be approximately $293,000,000. The Company expects that the Desert Ridge Joint Venture will obtain permanent financing from a third party lender for approximately 60% of this amount, with such financing to be secured by a mortgage on the Desert Ridge Property. In addition, Marriott International, Inc. or an affiliate thereof is expected to provide financing for an additional 20% of the costs to the Desert Ridge Joint Venture, secured by pledges of the co-venturers' equity interests in the Desert Ridge Joint Venture. The remaining 20% of the costs are expected to be financed by the co-venturers' equity contributions to the Desert Ridge Joint Venture. In connection with the development of the Desert Ridge Property, the Company anticipates that the Desert Ridge Joint Venture will pay Development Fees to a wholly-owned subsidiary of the Advisor that will act, along with an affiliate of Marriott International, Inc., as co-developer of the Property. The Property will be leased to a subsidiary of the Desert Ridge Joint Venture (which will also be an indirect subsidiary of the Company and will make an election after January 1, 2001 to be treated as a taxable REIT subsidiary under the Code) and will be managed by Marriott International, Inc.

         The Desert Ridge Property will be constructed on a 400 acre site as part of a 5,700 acre master-planned development in the north Phoenix/Scottsdale, Arizona area. The Property will be operated as a Marriott Resort & Spa and will include 950 guest rooms (including 85 suites), approximately 77,000 square feet of meeting and banquet facilities, a full service health spa, eating and beverage facilities that seat 947 people, two 18-hole golf courses and 8 tennis courts. The Desert Ridge Property is currently anticipated to open to the public in January 2003.

Borrowing

         The following information should be read in conjunction with the " - Borrowing" section beginning on page 71 of the Prospectus.

         The Company has entered into a loan commitment with a bank to be used by the Company to finance the acquisition of three hotel Properties. The loan commitment provides that the Company will be able to borrow up to $50,000,000 which will be secured by the three applicable Properties. Borrowings under the loan will bear interest at a fixed rate of 8.335% per annum. Interest expense shall be payable monthly, with all unpaid interest and principal due no later than seven years from the date of the loan. In connection with the loan, the Company is expected to incur loan fees of $300,000. As of November 21, 2000, the closing for the $50,000,000 loan had not occurred.

                          INDEX TO FINANCIAL STATEMENTS



                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
                                                                        Page

Pro Forma Consolidated Financial Information (unaudited):

    Pro Forma Consolidated Balance Sheet as of September 30, 2000        9

    Pro Forma Consolidated Statement of Earnings for the nine months
       ended September 30, 2000                                          10

    Pro Forma Consolidated Statement of Earnings for the year ended
       December 31, 1999                                                 11

    Notes to Pro Forma Consolidated Financial Statements for the
       nine months ended September 30, 2000 and the year ended
       December 31, 1999                                                 12

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION



         The following Unaudited Pro Forma Consolidated Balance Sheet of CNL Hospitality Properties, Inc. and subsidiaries (the "Company") gives effect to
(i) the receipt of an initial capital contribution of $200,000 from the Advisor, $443,001,390 in gross offering proceeds from the sale of 44,300,139 shares of common stock for the period from inception through September 30, 2000, and the application of such funds to purchase 14 properties, to acquire an 89 percent interest in a limited liability company which owns one property, to invest in an unconsolidated subsidiary which owned seven properties as of September 30, 2000, to place deposits on one additional property, to redeem 140,450 shares of common stock pursuant to the Company's redemption plan, and to pay offering expenses, acquisition fees and miscellaneous acquisition expenses, (ii) the receipt of $28,743,032 in gross offering proceeds from the sale of 2,874,303 additional shares for the period October 1, 2000 through November 21, 2000, (iii) the application of such funds to (a) pay offering expenses, acquisition fees and miscellaneous acquisition expenses, all as reflected in the pro forma adjustments described in the related notes, (b) to acquire certain shares of 8% Class A Cumulative Preferred Stock and common stock of CNL Hotel Investors, Inc. and (c) the purchase of three additional properties, as reflected in the pro forma adjustments described in the related notes. The Unaudited Pro Forma Consolidated Balance Sheet as of September 30, 2000, includes the transactions described in (i) above, from its historical balance sheet, adjusted to give effect to the transactions in (ii) and (iii) above as if they had occurred on September 30, 2000.

         The Unaudited Pro Forma Consolidated Statements of Earnings for the nine months ended September 30, 2000 and for the year ended December 31, 1999, includes the historical operating results of the properties described in (i) and
(iii) above from the date of their acquisitions plus operating results from (A) the later of (1) the date the property became operational or (2) January 1, 1999, to (B) the earlier of (1) the date the property was acquired by the Company or (2) the end of the pro forma period presented.

         This pro forma consolidated financial information is presented for informational purposes only and does not purport to be indicative of the Company's financial results or condition if the various events and transactions reflected therein had occurred on the dates, or been in effect during the periods, indicated. This pro forma consolidated financial information should not be viewed as indicative of the Company's financial results or conditions in the future.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 2000

                                                   CNL Hospitality         CNL Hotel
                                                   Properties, Inc.     Investors, Inc.
                                                   and Subsidiaries       Historical           Pro Forma
                        ASSETS                        Historical              (c)             Adjustments               Pro Forma
                                                   -----------------    ----------------     ---------------          -------------


Land, buildings and equipment on operating leases    $ 278,813,679        $ 161,600,822        $92,768,704  (b)(c)    $533,183,205
Investment in unconsolidated subsidiary                 37,202,729                   --        (37,202,729 )(c)                 --
Cash and cash equivalents                               76,838,139            7,566,423        (67,154,933 )(a)(c)      17,249,629
Restricted cash                                          1,062,752              878,814                 --               1,941,566
Certificate of deposit                                   5,000,000                   --                 --               5,000,000
Dividend receivable                                      1,150,602                   --         (1,150,602 )(c)                 --
Receivables                                                482,452               84,748                 --                 567,200
Prepaid expenses                                           691,500               38,390                 --                 729,890
Loan costs                                                 124,527              663,188                 --                 787,715
Accrued rental income                                      149,643              400,553                 --                 550,196
Other assets                                             6,969,135                   --         (2,609,160 )(a)(b)       4,359,975
                                                  -----------------    -----------------   ----------------         ---------------

                                                     $ 408,485,158        $ 171,232,938      $ (15,348,720 )          $564,369,376
                                                  =================    =================   ================         ===============

        LIABILITIES AND STOCKHOLDERS' EQUITY

Note payable                                            9,684,609           87,224,210                  --              96,908,819
Accounts payable and accrued expenses                   1,006,098              684,356                  --               1,690,454
Distribution payable                                    5,372,782            2,364,472          (1,150,602 )(c)          6,586,652
Due to related parties                                  1,281,404              356,860                  --               1,638,264
Security deposits                                      11,810,719                   --           2,476,236  (b)         14,286,955
Rents paid in advance                                     410,274              450,034                  --                 860,308
                                                  ----------------     ----------------   -----------------         ---------------
       Total liabilities                               29,565,886           91,079,932           1,325,634             121,971,452

Minority Interest                                              --                   --          37,035,063              37,035,063
                                                  ----------------     ----------------   -----------------         ---------------

Redeemable Preferred Stock:
    Class A 8%: 50,886 share authorized; 48,337
       issued and outstanding                                  --           47,802,692         (47,802,692 )(c)                 --
    Class B 9.76%: 39,982 share authorized;
       37,979 issued and outstanding                           --           37,559,172         (37,559,172 )(c)                 --
                                                  ----------------     ----------------   -----------------         ---------------
                                                               --           85,361,864         (85,361,864 )                    --
                                                  ----------------     ----------------   -----------------         ---------------

Stockholders' equity:
    Preferred stock, without par value.
       Authorized and unissued 3,000,000 shares                --                    1                  (1 )(c)                 --
    Excess shares, $.01 par value per share.
       Authorized and unissued 63,000,000 shares               --                   --                  --                      --
    Common stock, $.01 par value per share.
       150,000,000 authorized shares; issued and
       outstanding 47,053,547 shares, as adjusted         441,792                  948              27,795  (a)(c)         470,535
    Capital in excess of par value                    390,263,511               99,999          26,314,847  (a)(c)     416,678,357
    Accumulated distributions in excess of
       net earnings                                    (9,096,245 )         (5,309,806 )         5,309,806  (a)(c)      (9,096,245)
    Minority interest distributions in excess of
       contributions and accumulated earnings          (2,689,786 )                 --                  --              (2,689,7860
          Total stockholders' equity                  378,919,272           (5,208,858 )        31,652,447             405,362,861
                                                  ----------------     ----------------   -----------------         ---------------
                                                    $ 408,485,158        $ 171,232,938       $ (15,348,720 )          $564,369,376
                                                  ================     ================   =================         ===============

                  See accompanying notes to unaudited pro forma
                       consolidated financial statements.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                      NINE MONTHS ENDED SEPTEMBER 30, 2000

                                                CNL Hospitality      CNL Hotel
                                                  Properties,        Investors,
                                                   Inc. and             Inc.
                                                 Subsidiaries        Historical           Pro Forma
                                                  Historical            (c)              Adjustments             Pro Forma
                                              ----------------    --------------      ---------------         -------------

Revenues:
    Rental income from operating leases          $ 11,816,801         $13,231,100         $ 6,946,972  (1)     $ 31,994,873
    FF&E reserve income                               901,771             693,224             559,857  (2)        2,154,852
    Dividend income                                 2,780,566                   0          (2,780,566 )(7)                0
    Interest and other income                       5,312,997             432,574          (2,409,478 )(3)        3,336,093
                                               ---------------    ----------------    ----------------        --------------
                                                   20,812,135          14,356,898           2,316,785            37,485,818
                                               ---------------    ----------------    ----------------        --------------

Expenses:
    Interest and loan cost amortization                26,155           5,017,193                  --             5,043,348
    General operating and administrative            1,079,101             628,085                  --             1,707,186
    Professional services                             117,263                  --                  --               117,263
    Asset management fees to
       related party                                1,003,416             126,134             420,986  (4)        1,550,536
    Depreciation and amortization                   3,956,498           3,648,654           2,397,626            10,002,778
                                                                                                      (5)(7)
                                               ---------------    ----------------    ----------------        --------------
                                                    6,182,433           9,420,066           2,818,612            18,421,111
                                               ---------------    ----------------    ----------------        --------------

Earnings Before Equity in Loss of
    Unconsolidated Subsidiary After
    Deduction of Preferred Stock
    Dividends and Minority Interest                14,629,702           4,936,832            (501,827 )          19,064,707

Equity in Loss of Unconsolidated
    Subsidiary After Deduction of
    Preferred Stock Dividends                        (386,627 )                --             386,627  (7)               --

Minority Interest                                    (403,427 )                --          (2,312,412 )(7)       (2,715,839 )
                                               ---------------    ----------------    ----------------        --------------
Net Earnings                                     $ 13,839,648         $ 4,936,832       $  (2,427,612 )        $ 16,348,868
                                               ===============    ================    ================        ==============

Earnings Per Share of Common Stock (6):
    Basic                                        $       0.38                                                  $       0.42
                                               ===============                                                ==============
    Diluted                                      $       0.37                                                  $       0.42
                                               ===============                                                ==============

Weighted Average Number of Shares of
    Common Stock Outstanding (6):
       Basic                                       36,178,713                                                    38,809,195
                                               ===============                                                ==============
       Diluted                                     43,767,651                                                    38,809,195
                                               ===============                                                ==============





                  See accompanying notes to unaudited pro forma
                       consolidated financial statements.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                          YEAR ENDED DECEMBER 31, 1999

                                                CNL
                                            Hospitality        CNL Hotel
                                            Properties,        Investors,
                                             Inc. and             Inc.
                                           subsidiaries        Historical          Pro Forma
                                            Historical             (c)            Adjustments            Pro Forma
                                           --------------     --------------    ----------------       --------------

Revenues:
    Rental income from                                                                 $  5,313,646          $ 21,676,480
       operating leases                           $3,910,639        $ 12,452,195                     (1)
    FF&E reserve income                              320,356             343,264            430,181  (2)        1,093,801
    Dividend income                                2,753,506                  --         (2,753,506 )(7)                0
    Interest and other income                      3,693,004             230,519         (1,929,878 )(3)        1,993,645
                                               --------------    ----------------   ----------------        --------------
                                                  10,677,505          13,025,978          1,060,443            24,763,926
                                               --------------    ----------------   ----------------        --------------

Expenses:
    Interest and loan cost amortization              248,094           4,785,818                 --             5,033,912
    General operating and
       administrative                                626,649             563,826                 --             1,190,475
    Professional services                             69,318                  --                 --                69,318
    Asset management fees to
       related party                                 106,788             113,757            322,007  (4)          542,552
    Depreciation and amortization                  1,267,868           3,457,641          1,802,747 (5)(7)      6,528,256
                                               --------------    ----------------   ----------------        --------------
                                                   2,318,717           8,921,042          2,124,754            13,364,513
                                               --------------    ----------------   ----------------        --------------

Earnings Before Equity in Loss of
    Unconsolidated Subsidiary After
    Deduction of Preferred Stock
    Dividends and Minority Interest                8,358,788           4,104,936         (1,064,311 )          11,399,413

Equity in Loss of Unconsolidated
    Subsidiary After Deduction of
    Preferred Stock Dividends                       (778,466 )                --            778,466  (7)               --

Minority Interest                                    (64,334 )                --         (1,922,752 )(7)       (1,987,086 )
                                               --------------    ----------------   ----------------        --------------

Net Earnings                                      $7,515,988         $ 4,104,936       $ (2,208,597 )         $ 9,412,327
                                               ==============    ================   ================        ==============

Earnings Per Share of Common Stock (6):
    Basic                                           $   0.47                                                  $      0.59
                                               ==============                                               ==============
    Diluted                                         $   0.45                                                  $      0.59
                                               ==============                                               ==============

Weighted Average Number of Shares of
    Common Stock Outstanding (6):
       Basic                                      15,890,212                                                   15,890,212
                                               ==============                                               ==============
       Diluted                                    21,437,859                                                   15,890,212
                                               ==============                                               ==============



                  See accompanying notes to unaudited pro forma
                       consolidated financial statements.

                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND
                        THE YEAR ENDED DECEMBER 31, 1999


Unaudited Pro Forma Consolidated Balance Sheet:

(a) Represents gross proceeds of $28,743,032 from the sale of 2,874,303 shares during the period October 1, 2000 through November 21, 2000, used (i) to pay acquisition fees and costs of $1,293,436 ($96,112 of which was accrued at September 30, 2000), and to pay selling commissions and offering expenses of $2,200,443 which have been netted against stockholders' equity (a total of $1,084,661 of which was accrued as of September 30, 2000), leaving $25,249,153 for investments.

(b) Represents the use of $78,806,085 of cash and cash equivalents to purchase seven properties for $85,185,054 (which includes closing costs of $804,777 and acquisition fees and costs of $3,902,597, which had been recorded as other assets as of September 30, 2000), net of $2,476,236 received from the lessees for security deposits.


                                                                              Acquisition
                                                                            Fees and Costs
                                                                              And Closing
                                                    Asset Value or          Costs Allocated
                                                    Purchase Price           To Investment           Total
                                                 ---------------------     ----------------    ---------------

         TownePlace Suites in Newark, CA                 $ 13,600,000           $  227,928       $ 13,827,928
         Courtyard Little Lake Bryan, FL                   35,870,100            2,394,351         38,264,451
         Fairfield Inn Little Lake Bryan, FL               31,007,580            2,085,095         33,092,675
                                                  --------------------    -----------------    ---------------

                                                         $ 80,477,680          $ 4,707,374        $85,185,054
                                                  ====================    =================    ===============


(c) In October 2000, Five Arrows, the Company and Hotel Investors entered into an agreement with the following terms:

         o Hotel Investors agreed to redeem 2,104 shares of both Class A Preferred Stock and common stock of Hotel Investors held by Five Arrows for $2,104,000;
         o Hotel Investors agreed to redeem 1,653 shares of both Class B Preferred Stock and common stock of Hotel Investors held by the Company for $1,653,000;
         o The Company purchased 7,563 shares of both the Class A Preferred Stock and common stock of Hotel Investors from Five Arrows for $11,395,000;
         o The Company repurchased 65,285 shares of the Company's common stock owned by Five Arrows for $620,207;
         o The remaining Class A Preferred Stock owned by Five Arrows (38,670 shares) and the Company (7,563 shares) were exchanged for an equivalent number of shares of Class E Preferred Stock par value $0.01 ("Class E Preferred Stock") of Hotel Investors;
         o Five Arrows granted the following options (1) on or before January 31, 2001, the Company has the option to purchase 7,250 shares of both Class E Preferred Stock and an equal number of shares of common stock of Hotel Investors held by Five Arrows for $1,000 per pair of Class E Preferred Stock and common stock of Hotel Investors, and (2) provided that the Company purchased all of the shares under the first option, the Company will have the option, until June 30, 2001, to purchase 7,251 shares of both Class E Preferred Stock and an equal number of shares of common stock of Hotel Investors for $1,000 for each pair. If the Company elects not to purchase the remaining shares under the first and/or second options, Five Arrows will have the right, at certain defined dates, to exchange its shares in Hotel Investors for common stock of the Company at an exchange rate of 157.000609 shares of the Company's common stock for each share of Class E Preferred Stock, subject to adjustment in the event of stock dividends, stock splits and certain other corporate actions by the Company;


                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND
                        THE YEAR ENDED DECEMBER 31, 1999


Unaudited Pro Forma Consolidated Balance Sheet - Continued:

         o The Company has agreed to pay Five Arrows a fee for agreeing to defer the conversion of its Class A Preferred Stock (prior to its conversion to Class E Preferred Stock) to common stock of the Company. These payments are equivalent to the difference between any distributions received by Five Arrows from Hotel Investors and the distributions that Five Arrows would have received from the Company if Five Arrows had converted its Class A Preferred Stock into the Company's common stock on June 30, 2000;

         o Five Arrows has agreed to forfeit its priority cash distributions from Hotel Investors; and

         o Cash available for distributions of Hotel Investors is distributed to 100 CNL Holdings, Inc. and affiliates' associates who each own one share of Class C Preferred Stock in Hotel Investors, to provide a quarterly, cumulative, compounded 8% return. All remaining cash available for distributions is distributed pro rata with respect to the interest in the common shares of Hotel Investors.

              Upon consummation of this transaction, the Company owned an interest of approximately 53% and Five Arrows owns approximately 47% of Hotel Investors.

         As  of  December  31,  1999,   Hotel   Investors  owned  the  following
properties:

                                                     Date Placed
                                                      in Service
                                                    by  the Company

               Residence Inn in Las Vegas, NV      February 25, 1999
               Residence Inn in Plano, TX          February 25, 1999
               Marriott Suites in Dallas, TX       February 25, 1999
               Courtyard in Plano, TX              February 25, 1999
               Residence Inn in Phoenix, AZ        June 16, 1999
               Courtyard in Scottsdale, AZ         June 16, 1999
               Courtyard in Seattle, WA            June 16, 1999

Unaudited Pro Forma Consolidated Statements of Earnings:

(1) Represents adjustment to rental income from operating leases for the properties acquired by the Company as of November 21, 2000 (the "Pro Forma Properties") for the period commencing (A) the later of (i) the date the Pro Forma Property became operational by the previous owner or
         (ii) January 1, 1999, to (B) the earlier of (i) the date the Pro Forma Property was acquired by the Company or (ii) the end of the pro forma period presented. The following presents the actual date the Pro Forma Properties were acquired or placed in service by the Company as compared to the date the Pro Forma Properties were treated as becoming operational as a rental property for purposes of the Pro Forma Consolidated Statements of Earnings.

                                                                                         Date Pro Forma
                                                              Date Placed               Property became
                                                              in Service                Operational as
                                                             by  the Company            Rental Property

               Residence Inn in Mira Mesa, CA             December 10, 1999            September 20, 1999
               Courtyard in Philadelphia, PA              November 20, 1999             November 20, 1999
               Wyndham in Billerica, MA                        June 1, 2000                  May 15, 1999
               Wyndham in Denver, CO                           June 1, 2000             November 15, 1999
               Residence Inn in Palm Desert, CA               June 16, 2000             February 19, 1999
               Courtyard in Palm Desert, CA                   June 16, 2000             September 1, 1999
               Residence Inn in Merrifield ,VA                July 28, 2000                 June 24, 2000
               SpringHill Suites in Gaithersburg, MD          July 28, 2000                 June 30, 2000
               Courtyard in Alpharetta, GA                  August 22, 2000               January 7, 2000


                        CNL HOSPITALITY PROPERTIES, INC.
                                AND SUBSIDIARIES
         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND
                        THE YEAR ENDED DECEMBER 31, 1999


Unaudited Pro Forma Consolidated Statements of Earnings - Continued:

                                                                                        Date Pro Forma
                                                              Date Placed              Property became
                                                              in Service               Operational as
                                                            by  the Company            Rental Property

               Residence Inn in Salt Lake City, UT          August 22, 2000             August 11, 1999
               TownePlace Suites in Tewksbury, MA           August 22, 2000               July 15, 1999
               TownePlace Suites in Mt. Laurel, NJ          August 22, 2000           November 22, 1999
               TownePlace Suites in Scarborough, ME         August 22, 2000               June 25, 1999
               TownePlace Suites in Newark, CA             November 3, 2000           September 1, 2000
               Courtyard in Orlando, FL                   November 21, 2000            October 16, 2000
               Fairfield Inn in Orlando, FL               November 21, 2000            October 16, 2000

         Generally, the leases provide for the payment of percentage rent in addition to base rental income. However, due to the fact that no percentage rent was due under the leases for the Pro Forma Properties during 1999 and the nine months ended September 30, 2000 that the Company held the properties, no pro forma adjustment was made for percentage rental income for the year ended December 31, 1999 and the nine months ended September 30, 2000.

(2) Represents reserve funds which will be used for the replacement and renewal of furniture, fixtures and equipment relating to the Pro Forma Properties (the "FF&E Reserve"). The funds in the FF&E Reserve and all property purchased with funds from the FF&E Reserve will be paid, granted and assigned to the Company as additional rent. In connection therewith, FF&E reserve income was earned at approximately three percent of estimated annual gross revenues per Pro Forma Property.

(3) Represents adjustment to interest income due to the decrease in the amount of cash available for investment in interest bearing accounts during the periods commencing (A) the later of (i) the dates the Pro Forma Properties became operational by the previous owners or (ii) January 1, 1999, through (B) the earlier of (i) the actual date the Pro Forma Properties were acquired or (ii) the end of the pro forma period presented, as described in Note (1) above. The estimated pro forma adjustment is based upon the fact that interest income from interest bearing accounts was earned at a rate of approximately four percent per annum by the Company during the year ended December 31, 1999 and the nine months ended September 30, 2000.

(4) Represents increase in asset management fees relating to the Pro Forma Properties for the period commencing (A) the later of (i) the date the Pro Forma Properties became operational by the previous owners or (ii) January 1, 1999, through (B) the earlier of (i) the date the Pro Forma Properties were acquired or (ii) the end of the pro forma period presented, as described in Notes (1) above. Asset management fees are equal to 0.60% per year of the Company's Real Estate Asset Value, as defined in the Company's prospectus.

(5) Represents incremental increase in depreciation expense of the building and the furniture, fixture and equipment ("FF&E") portions of the Pro Forma Properties accounted for as operating leases using the straight-line method. The buildings and FF&E are depreciated over useful lives of 40 and seven years, respectively.

(6) Historical earnings per share were calculated based upon the weighted average number of shares of common stock outstanding during the year ended December 31, 1999 and the nine months ended September 30, 2000.

(7) Represents certain elimination adjustments and pro forma adjustments due to the consolidation of CNL Hotel Investors, Inc., consistent with Note (c) above.

                        CNL HOSPITALITY PROPERTIES, INC.
                STATEMENT OF ESTIMATED TAXABLE OPERATING RESULTS
                         BEFORE DIVIDENDS PAID DEDUCTION
                       PROPERTIES ACQUIRED FROM INCEPTION
                            THROUGH NOVEMBER 21, 2000
                For the Year Ended December 31, 1999 (Unaudited)

         The following schedule presents unaudited estimated taxable operating results before dividends paid deduction of each Property acquired, directly or indirectly, by the Company from inception through November 21, 2000. The statement presents unaudited estimated taxable operating results for each Property that was operational as if the Property (i) had been acquired the earlier of (a) the actual date acquired by the Company or (b) January 1, 1999, and (ii) had been operational during the period January 1, 1999 through December 31, 1999. The schedule should be read in light of the accompanying footnotes.

         These estimates do not purport to present actual or expected operations of the Company for any period in the future. The estimates were prepared on the basis described in the accompanying notes which should be read in conjunction herewith.

                               Residence Inn by Marriott      Residence Inn by            Residence Inn by        Marriott Suites
                               Buckhead (Lenox Park) (1)   Marriott Gwinnett Place (1)    Marriott Mira Mesa(2)   Market Center (3)
                              --------------------------- -----------------------------  ----------------------- -----------------
Estimated Taxable Operating
    Results Before Dividends
    Paid Deduction:

Rental Income  (9)                     $1,668,185                $1,220,977                     $1,542,300           $1,807,078

FF&E Reserve Income (10)                  166,584                   127,865                         32,000               62,225

Asset Management Fees  (11)               (94,388 )                 (69,085  )                     (93,232  )          (105,172  )

Interest Expense  (12)                         --                        --                             --             (711,278  )

General and Administrative
    Expenses  (13)                       (132,144 )                 (96,719  )                    (123,384  )          (144,567  )
                                     -------------            ---------------                ---------------      ---------------

Estimated Cash Available from
    Operations                          1,608,237                 1,183,038                      1,357,684              908,286

Depreciation and Amortization
    Expense  (14) (15)                   (569,033 )                (425,414  )                    (409,488  )          (570,141  )
                                     -------------            ---------------                ---------------      ---------------

Estimated Taxable Operating
    Results Before Dividends
    Paid Deduction                     $1,039,204                 $ 757,624                      $ 948,196            $ 338,145
                                     =============            ===============                ===============      ===============

                                  See Footnotes


                                Residence Inn by              Residence Inn by       Courtyard by Marriott    Courtyard by Marriott
                               Marriott Hughes Center(3)   Marriott Dallas Plano(3)  Scottsdale Downtown (3)      Lake Union (3)
                              --------------------------- ----------------------     --------------------     ----------------
Estimated Taxable Operating
    Results Before Dividends
    Paid Deduction:

Rental Income  (9)                      $1,813,855               $640,305                   $1,074,940            $1,962,054

FF&E Reserve Income (10)                    64,075                 20,281                       15,063                56,341

Asset Management Fees  (11)               (105,566  )             (37,265  )                   (62,562  )           (114,192  )

Interest Expense  (12)                    (702,854  )            (233,572  )                  (437,834  )           (767,372  )

General and Administrative
    Expenses  (13)                        (145,108  )             (51,225  )                   (85,996  )           (156,964  )
                                    ----------------        ---------------               --------------         -------------

Estimated Cash Available from
    Operations                             924,402                338,524                      503,611               979,867

Depreciation and Amortization
    Expense  (14) (15)                    (512,475  )            (199,805  )                  (245,727  )           (588,284  )
                                    ----------------        ---------------               --------------         -------------

Estimated Taxable Operating
    Results Before Dividends
    Paid Deduction                       $ 411,927              $ 138,719                     $257,884             $ 391,583
                                    ================        ===============               ==============         =============



                                  See Footnotes



                               Residence Inn by Marriott     Courtyard by Marriott      Courtyard by Marriott           Wyndham
                                  Phoenix Airport (3)           Legacy Park (3)       Philadelphia Downtown (4)      Billerica (5)
                              ---------------------------  ------------------------ ----------------------------    --------------
Estimated Taxable Operating
    Results Before Dividends
    Paid Deduction:

Rental Income  (9)                    $1,170,161                     $695,691                 $ 5,785,000             $2,509,200

FF&E Reserve Income (10)                  16,650                       19,607                     161,674                 64,190

Asset Management Fees  (11)              (68,103  )                   (40,489  )                 (309,060  )            (150,552 )

Interest Expense  (12)                  (430,112  )                  (268,351  )               (2,694,250  )                  --

General and Administrative
    Expenses  (13)                       (93,614  )                   (55,655  )                 (462,800  )            (513,520 )
                                   ---------------               --------------              --------------        --------------

Estimated Cash Available from
    Operations                           594,982                      350,803                   2,480,564              1,909,318

Depreciation and Amortization
    Expense  (14) (15)                  (366,949  )                  (218,342  )               (1,804,256  )            (787,694 )
                                   ---------------               --------------              --------------        --------------

Estimated Taxable Operating
    Results Before Dividends
    Paid Deduction                     $ 228,033                     $132,461                   $ 676,308             $1,121,624
                                   ===============               ==============              ==============        ==============



                                  See Footnotes

                                                                                                                SpringHill Suites
                                       Wyndham            Residence Inn by Marriott    Courtyard by Marriott       by Marriott
                               Denver Tech Center (5)          Palm Desert (6)            Palm Desert (6)        Gaithersburg (2)
                             ------------------------      ----------------------        ------------------     ------------------
Estimated Taxable Operating
    Results Before Dividends
    Paid Deduction:

Rental Income  (9)                    $1,835,300                  $1,674,000                $1,351,000               $1,521,460

FF&E Reserve Income (10)                  41,540                     144,660                   142,470                   40,150

Asset Management Fees  (11)             (110,118  )                 (100,440  )                (81,060  )               (91,288  )

Interest Expense  (12)                        --                          --                        --                       --

General and Administrative
    Expenses  (13)                      (146,824  )                 (133,920  )               (108,080  )              (121,717  )
                                  ----------------              --------------             -------------          ---------------

Estimated Cash Available from
    Operations                         1,619,898                   1,584,300                 1,304,330                1,348,605

Depreciation and Amortization
    Expense  (14) (15)                  (600,411  )                 (528,205  )               (486,897  )              (674,838  )
                                  ----------------              --------------             -------------          ---------------

Estimated Taxable Operating
    Results Before Dividends
    Paid Deduction                    $1,019,487                  $1,056,095                  $817,433                 $673,767
                                  ================              ==============             =============           ===============


                                  See Footnotes

                                                                                      TownePlace Suites
                               Residence Inn by Marriott    Courtyard by Marriott        by Marriott      Residence Inn by Marriott
                                     Merrifield (2)            Alpharetta (7)           Tewksbury (7)            Cottonwood (7)
                              --------------------------- ------------------------- --------------------- -------------------------
Estimated Taxable Operating
    Results Before Dividends
    Paid Deduction:

Rental Income  (9)                     $1,830,000                $1,387,700                  $905,000               $1,457,300

FF&E Reserve Income (10)                   46,210                    41,520                    22,010                   37,870

Asset Management Fees  (11)              (109,800  )                (83,262  )                (54,300  )               (87,438  )

Interest Expense  (12)                         --                        --                        --                       --

General and Administrative
    Expenses  (13)                       (146,400  )               (111,016  )                (72,400  )              (116,584  )
                                     --------------             -------------          ----------------          ---------------

Estimated Cash Available from
    Operations                          1,620,010                 1,234,942                   800,310                1,291,148

Depreciation and Amortization
    Expense  (14) (15)                   (538,707  )               (471,691  )               (283,944  )              (502,722  )
                                     --------------             -------------          ----------------          ---------------

Estimated Taxable Operating
    Results Before Dividends
    Paid Deduction                     $1,081,303                 $ 763,251                  $516,366                $ 788,426
                                     ==============             =============          ================          ===============


                                  See Footnotes



                                 TownePlace Suites      TownePlace Suites    TownePlace Suites
                                    by Marriott            by Marriott          by Marriott         Courtyard by Marriott
                                   Mt. Laurel (7)        Scarborough (7)        Newark (2)          Little Lake Bryan (8)
                               ---------------------   ------------------   -----------------       --------------------
Estimated Taxable Operating
    Results Before Dividends
    Paid Deduction:

Rental Income  (9)                       $771,100            $716,000            $1,360,000               $3,631,950

FF&E Reserve Income (10)                   19,350              18,120                32,150                  330,650

Asset Management Fees  (11)               (46,266  )          (42,960   )           (81,600 )               (217,917 )

Interest Expense  (12)                         --                  --                    --               (1,442,372 )

General and Administrative
    Expenses  (13)                        (61,688  )          (57,280   )          (108,800 )               (290,556 )
                                    ---------------       -------------      ---------------          ---------------

Estimated Cash Available from
    Operations                            682,496             633,880             1,201,750                2,011,755

Depreciation and Amortization
    Expense  (14) (15)                   (248,671  )         (240,198   )          (435,590 )             (1,183,895 )
                                    ---------------       -------------      ---------------          ---------------

Estimated Taxable Operating
    Results Before Dividends
    Paid Deduction                       $433,825            $393,682             $ 766,160                $ 827,860
                                    ===============       =============      ===============          ===============


                                  See Footnotes


                                               Fairfield Inn by Marriott
                                                 Little Lake Bryan (8)                   Total
                                              ----------------------------           --------------
Estimated Taxable Operating
    Results Before Dividends
    Paid Deduction:

Rental Income  (9)                                    $3,123,750                       $43,454,306

FF&E Reserve Income (10)                                 315,250                         2,038,505

Asset Management Fees  (11)                             (187,425  )                     (2,543,540 )

Interest Expense  (12)                                (1,246,499  )                     (8,934,494 )

General and Administrative
    Expenses  (13)                                      (249,900  )                     (3,786,861 )
                                                   ---------------                 ----------------

Estimated Cash Available from
    Operations                                         1,755,176                        30,227,916

Depreciation and Amortization
    Expense  (14) (15)                                (1,023,407  )                    (13,916,784 )
                                                   ---------------                 ----------------

Estimated Taxable Operating
    Results Before Dividends
    Paid Deduction                                      $731,769                       $16,311,132
                                                   ===============                 ================



                                  See Footnotes

FOOTNOTES:

(1) The lessee of the Buckhead (Lenox Park) and Gwinett Place Properties is the same unaffiliated lessee.

(2) The lessee of the Mira Mesa, Gaithersburg, Merrifield and Newark Properties is the same unaffiliated lessee.

(3) In February 1999, the Company formed a jointly owned real estate investment trust, CNL Hotel Investors, Inc. ("CHI") with Five Arrows Realty Securities II, L.L.C. to acquire seven hotel Properties. The Company had a 49% ownership interest in CHI. However, in October 2000, the Company entered into an agreement whereby the Company's ownership interest in CHI increased to 53%. The seven hotel Properties are the Legacy Park, Market Center, Hughes Center, Dallas Plano, Scottsdale Downtown, Lake Union and Phoenix Airport Properties. The lessee of these seven hotel Properties is the same unaffiliated lessee. For purposes of this table, the balances presented represent the 53% interest owned by the Company.

(4) In November 1999, the Company acquired an 89% interest in CNL Philadelphia Annex, LLC (formerly known as Courtyard Annex, L.L.C.) to own and lease one hotel Property. The hotel Property is the
         Philadelphia Downtown Property. For purposes of this table, the balances presented represent the 89% interest owned by the Company.

(5) The lessee of the Wyndham Billerica and the Wyndham Denver Tech Center Properties is the same unaffiliated lessee.

(6) The lessee of the Residence Inn Palm Desert and the Courtyard Palm Desert Properties is the same unaffiliated lessee.

(7) The lessee of the Alpharetta, Tewksbury, Cottonwood, Mt. Laurel and Scarborough Properties are the same unaffiliated lessee.

(8) The lessee of the Courtyard Little Lake Bryan and the Fairfield Inn Little Lake Bryan Properties are the same unaffiliated lessee.

(9) Rental income does not include percentage rents, which will become due if specified levels of gross receipts are achieved.

(10) Reserve funds will be used for the replacement and renewal of furniture, fixtures and equipment related to the Properties ("FF&E Reserve"). The funds in the FF&E Reserve and all property purchased with the funds from the FF&E Reserve will be paid, granted and assigned to the Company as additional rent. FF&E Reserve income earned is estimated at three percent of projected hotel gross receipts. In connection therewith, FF&E Reserve income will be earned at 1% of gross revenues for the lease years one through four and has been estimated based on projected gross revenues.

(11) The Properties are managed pursuant to an advisory agreement between the Company and CNL Hospitality Corp. (the "Advisor"), pursuant to which the Advisor receives monthly asset management fees in an amount equal to one-twelfth of .60% of the Company's Real Estate Asset Value as of the end of the preceding month as defined in such agreement. See "Management Compensation."

(12) Estimated at 7.625% per annum based on the bank's base rate as of February 24, 1999 and June 21, 1999, assuming $88 million was borrowed to acquire the Legacy Park, Market Center, Hughes Center, Dallas Plano, Scottsdale Downtown, Lake Union and Phoenix Airport Properties. For purposes of this table, the amounts presented represent the 53% interest owned by the Company. Estimated at 8.29% per annum based on the bank's rate as of November 9, 2000, assuming $32.5 million was borrowed against the Philadelphia Downtown Property. Estimated at 8.335% per annum based on the bank's rate as of November 17, 2000, assuming $32.3 million was borrowed to acquire the Courtyard Little Lake Bryan and the Fairfield Inn Little Lake Bryan Properties.


(13) Estimated at 8% of gross rental income, based on the previous experience of Affiliates of the Advisor with another public REIT. Amount does not include soliciting dealer servicing fee due to the fact that the Company did not incur such fee for the year ended December 31, 1999.

(14) The estimated federal tax basis of the depreciable portion of the Properties and the number of years the assets have been depreciated on the straight-line method is as follows (the balances are presented at the Company's 53% interest in CHI and the 89% interest in CNL Philadelphia Annex, LLC):

                                                                                                    Furniture and
                                                                          Buildings                    Fixtures
                                                                         (39 years)                  (5-15 years)
                                                                        --------------             -----------------

              Buckhead (Lenox Park) Property                               $13,459,000                  $1,235,000
              Gwinett Place Property                                        10,017,000                   1,114,000
              Legacy Park Property                                           5,414,000                     508,000
              Market Center Property                                        14,885,000                   1,273,000
              Hughes Center Property                                        14,839,000                     882,000
              Dallas Plano Property                                          5,087,000                     438,000
              Scottsdale Downtown Property                                   8,399,000                     584,000
              Lake Union Property                                           14,601,000                     916,000
              Phoenix Airport Property                                       9,546,000                     685,000
              Philadelphia Downtown Property                                47,237,000                   4,367,000
              Mira Mesa Property                                            12,924,000                   1,701,000
              Wyndham Billerica Property                                    19,336,000                   2,130,000
              Wyndham Denver Tech Center Property                           12,702,000                   1,980,000
              Residence Inn Palm Desert Property                            13,385,000                   1,295,000
              Courtyard Palm Desert Property                                10,604,000                   1,505,000
              Merrifield Property                                           15,500,000                   2,011,000
              Gaithersburg Property                                         11,931,000                   1,683,000
              Alpharetta Property                                           10,913,000                   1,392,000
              Tewksbury Property                                             7,983,000                     591,000
              Cottonwood Property                                           11,655,000                   1,479,000
              Mt. Laurel Property                                            6,389,000                     623,000
              Scarborough Property                                           6,111,000                     612,000
              Newark Property                                               10,166,000                   1,270,000
              Courtyard Little Lake Bryan Property                          27,001,000                   3,562,000
              Fairfield Inn Little Lake Bryan Property                      23,341,000                   3,079,000


(15) A loan origination fee of $758,000 from the issuance of promissory notes, to facilitate the acquisition of the seven CHI hotel Properties, is being amortized under the effective interest method over the term of the loans. For purposes of this table, the amounts presented represent the 53% interest owned by the Company.